Exhibit 10.1

EMPLOYMENT AGREEMENT

STEPHEN E. CARLEY

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of September 27 by and between El Pollo Loco, Inc. (the Company) and Stephen E. Carley (the “Executive”).

WHEREAS, the Company has entered into a Stock Purchase Agreement dated as of September 27, 2005 (the “Purchase Agreement”), among Chicken Acquisition Corp.; EPL Holdings, Inc.; EPL Intermediate, Inc.; the Company; the equity holders of EPL Holdings, Inc.; and American Securities Capital Partners, L.P.

WHEREAS, is a stockholder and executive of the Company and, Executive’s restrictive covenants, as reflected in this Agreement, are an essential inducement to the Company to enter into the transactions described in the Purchase Agreement.

WHEREAS, Executive will receive valuable consideration as part of the transactions contemplated by the Purchase Agreement, and has agreed to the restrictive covenants set forth herein in order to protect the transfer of goodwill as contemplated by the Purchase Agreement.

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company following the consummation of the transaction contemplated by the Purchase Agreement and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive is willing to accept and continue Executive’s employment on the terms hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment; Executive Representation.

a. Employment Term. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the consummation of the transaction contemplated by the Purchase Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in the Agreement. Notwithstanding the preceding sentence, commencing with January 1, 2007 and on each January 1 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the term “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence. If the Purchase Agreement is terminated for any reason or if the transaction contemplated by the Purchase Agreement is not otherwise consummated, this Agreement shall be void in its entirety and each be of no force and effect.

b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer and shall principally perform Executive’s duties to the Company and its affiliates from the Company’s offices in the Orange County, California metropolitan area, subject to normal and customary travel requirements in the conduct of the Company’s business. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and the Executive shall report directly to Board.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation (including in an advisory capacity, consulting capacity, or otherwise) for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that Executive shall be permitted to participate in such charitable and community-related services as Executive may choose; provided further that such services do not materially interfere with his duties hereunder.

3. Compensation.

a. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $372,336 (less applicable withholding taxes), payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

b. With respect to each full calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) calculated, in accordance with Exhibit A attached hereto, with a targeted bonus equal to one-hundred percent (100%) of Executive’s then current Base Salary (the “Target Bonus”).

4. Equity.

a. Additional Option Grant. On the Effective Date, Executive will receive a stock option award to purchase a number of shares of stock of Chicken Acquisition Corp. as set forth on Exhibit B attached hereto on terms and conditions substantially as set forth on Exhibit B, the Puts/Calls as set forth on Exhibit C, and such additional terms and conditions provided for in a stock option agreement (the “Option Agreement”).

b. Initial Equity Investment. Subject to the execution of the Option Agreement and Stockholders Agreement (as defined in Section 7(e) of this Agreement), each to be negotiated in good faith by the Executive and Chicken Acquisition Corp., Executive shall invest a minimum of $1.8 million in Chicken Acquisition Corp. through a combination of Rollover Shares and Rollover Options (each as defined in the Purchase Agreement) the terms and conditions of which are substantially set forth on Exhibit C.

5. Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be provided with annual vacation of four weeks per each 12-month period on a basis consistent with Company policy. During the Employment Term, the Company shall lease a Lexus RX or an equivalent vehicle to be used by the Executive during the Employment Term and shall pay for the Executive’s routine operating expenses, including maintenance and fuel, incurred in the use of such vehicle.

6. Business Expenses. During the Employment Term, reasonable, documented business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive’s Resignation without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined below).

(ii) For purposes of this Agreement, “Cause” shall mean action by the Executive that constitutes misconduct, dishonesty, the failure to comply with specific directions of the Board of Directors that are consistent with the terms hereof (after having been given a reasonably detailed written notice of, and a period of 20 days to cure, such misconduct or failure), a deliberate and premeditated act against the Company or its Affiliates, the commission of a felony, substance abuse or alcohol abuse which renders the Executive unfit to perform his duties, or any breach of the covenants set forth in Section 8 of this Agreement. Any voluntary termination of employment by the Executive in anticipation of an involuntary termination of the Executive’s employment for Cause shall be deemed to be a termination for Cause.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated,

Following Executives termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or by Executive’s Resignation with Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive with Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean:

(A) Executive’s relocation by the Company outside Orange County, California;

(B) A reduction of Executive’s title of President and Chief Executive Officer;

(C) Removal of Executive from the Company’s Board of Directors or the failure of Executive to be reelected to the Board of Directors at any time during the Employment Term; or

(D) the failure of the Company to provide or cause to be provided to Executive any of the employee benefits described in Section 5 hereof; provided that none of the events described in clauses (A) or (B) of this Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty days after the Company’s receipt of such written notice.

(E) the election of the Company to not renew the Employment Term pursuant to Section 1(a) of this Agreement; provided, however, that the Executive shall not have Good Reason to terminate his employment pursuant to this provision until the expiration of the Employment Term in effect at the time that the Company provides the Executive with notice that it does not intend to renew the Employment Term.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), or by Executive with Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 3(b) hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated; and

(C) a lump sum payment equal to two (2) times the sum of (a) Base Salary on the date of termination and (b) the average of the Annual Bonus earned in the two completed fiscal years prior to the date of termination; provided that aggregate amount described in this clause (C) shall be reduced by the amount of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation with Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e. Definition of Good Reason in Stockholders’ Agreement. Solely for the purpose of enforcing the rights under the Stockholders’ Agreement, entered into pursuant to the terms of the Purchase Agreement (the “Stockholders Agreement”,), by or against Stephen Carley, as a Minority Stockholder (as defined in the Stockholders Agreement), but not any other Minority Stockholder, the definition of Good Reason contained herein shall apply as the definition of “good reason” in the Stockholders’ Agreement (in place of the definition set forth therein).

8. Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) Executive agrees that during the term of employment and until the second anniversary of the date of termination of Executive’s employment with the Company or any subsidiary of the Company, as the case may be (the “Non-Competition Period”), the Executive will not directly or indirectly, (i) engage in any business that operates chicken or Mexican limited service restaurants that compete directly with the business of El Pollo Loco, Inc. or its Affiliates in any market in which El Pollo Loco, Inc. or its Affiliates operate restaurants or have targeted operating restaurants at the time of termination of Executive’s employment (a “Competitive Business”), (ii) enter the employ of, or render any services (including in an advisory capacity, consulting capacity, or otherwise) to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Affiliates and customers, suppliers, partners, members or investors of the Company or its Affiliates. Notwithstanding the foregoing, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(2) Executive further agrees that during the Non-Competition Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its

Affiliates to leave the employment of the Company or its Affiliates, (ii) so solicit or encourage any employee who was employed by the Company or its Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates within one year prior to or after the termination of Executive’s employment with the Company, or (iii) solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(3) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; provided further that the foregoing shall not apply when Executive is required to divulge, disclose or make accessible such information by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including without limitation, the employment agreement entered into between the Company and the Executive dated as of April 10, 2001. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

f. Successors Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

El Pollo Loco, Inc.

3333 Michelson Drive

Suite 550

Irvine, CA 92612

Attn: President

With a copy to:

Trimaran Capital Partners.

622 Third Avenue, 35th Floor

New York, NY 10017

Attn: Steven Flyer

If to Executive: To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Stephen E. Carley
STEPHEN E. CARLEY

CHICKEN ACQUISITION CORP., on behalf of its subsidiary at the Closing, EL POLLO LOCO, INC.

By:	/s/ Steven A. Flyer
Name:
Title:

Confirmed at the Closing: EL POLLO LOCO, INC.

By:
Name:
Title:

Exhibit A

Annual Bonus Calculation

(i) Bonuses for any calendar year will be established by reference to budgeted “EBITDA” for such calendar year (“Budgeted EBITDA”), with EBITDA defined as the income of the Company before, without duplication, interest expense, amortization of deferred financing fees and acquisition-related bank/financing fees, income taxes, depreciation and amortization expense, before gains (or losses) on the sale of Company operated restaurants or other significant assets, after all bonuses including the Annual Bonus) and profit sharing expenses of the Company of any kind and after eliminating the gain on the sale of the Company’s distribution business. Budgeted EBITDA will be established by the Company’s Board of Directors (following annual plan reviews with the Company’s management) within the first three months of each calendar year during the Employment Term.

The bonus for any calendar year will in no event exceed 150% of the Target Bonus for such calendar year and will be calculated on the basis of the extent of attainment of Budgeted EBITDA for such calendar year as follows:

EBITDA as Percentage of Budgeted EBITDA	Percent of Target Bonus To Be Paid EBITDA
Less than 90%	0%
90%	25%
100%	100%
125% or more	150%

For purposes of calculating bonuses in the event that EBITDA exceeds 90% of budgeted EBITDA but is less than 125% of Budgeted EBITDA, payout amounts shall be calculated in accordance with the following interpolative principles:

!	Between 90% of Budgeted EBITDA and 100% of Budgeted EBITDA, the payout will be based on a linear sliding scale between 25% and 100% of the Target Bonus (e.g., at 95% of Budgeted EBITDA, the payout will equal 62.5% of the Target Bonus, and, at 98% of Budgeted EBITDA, the payout will equal 85% of the Target Bonus); and

!	Between 100% of Budgeted EBITDA and 125% of Budgeted EBITDA, the payout will be based on a liner sliding scale between 100% and 150% of the Target Bonus (e.g., at 110% of Budgeted EBITDA, the payout will equal 120% of the Target Bonus, and, at 120% of Budgeted EBITDA, the payout will equal 140% of the Target Bonus).

Exhibit B

Material Terms of Stock Option Award

Number of Shares:	An option to purchase a number of shares which, together in the aggregate with options to purchase shares granted to other members of senior management, shall equal 10% of the shares of Chicken Acquisition Corp. on a fully diluted basis. The class or classes of shares to be pari passu with the equity purchased by Trimaran.

Exercise Price:	100% of fair market value of the shares underlying the options as of the Effective Date.

Vesting Schedule:	Options shall vest ratably over a period of five years from the Effective Date upon the achievement of specified EBITDA targets and cumulative EBITDA targets. Notwithstanding the above, 100% of the options shall become vested on the seventh anniversary of the Effective Date provided that the Executive is employed by the Company on such date. Options shall vest in full upon a change in control of Chicken Acquisition Corp.

Vesting Following and IPO:

If an initial public offering of the common stock of Chicken Acquisition Corp. occurs within two years following the Effective Date, then, as of the consummation of the initial public offering, the option grant shall vest as to 50% of the then unvested shares subject to the option. The remaining unvested shares subject to the option shall be terminated upon consummation of the initial public offering. Following the initial public offering, Executive shall receive restricted stock in the public company with an economic value equal to fair market value of the shares underlying the cancelled options minus the aggregate exercise price of such options.

If an initial public offering of the common stock of Chicken Acquisition Corp. occurs more than two years following the Effective Date, then the option grant shall vest in full as of the consummation of the initial public offering.

Puts/Calls:	The put and call rights on Exhibit C shall apply equally to the vested option shares.

Dividends:	Upon the payment of a dividend with respect to any class of investor stock of Chicken Acquisition Corp., Executive shall receive the economic equivalent of such dividend as if all options for such class had been exercised for shares of such class of stock of Chicken Acquisition Corp. prior to the payment of the dividend.

Exhibit C

Summary of Terms of Rollover and Equity Arrangements

Transaction Structure	Transaction structured as a stock purchase of EPL Holdings, Inc. (“Holdings”) by Chicken Acquisition Corp. (“Buyer”) or a subsidiary thereof.

Rollover

Management to rollover options and/or Holdings stock held into corresponding options and stock, respectively, of Buyer.

Rollover equity to be pari passu with common equity and preferred equity (if any) of Buyer to be held by Trimaran funds and based on same buy in price as Trimaran funds.

Options	Rollover options to be vested at closing and have substantially the same terms as existing Holdings options (other than adjustments in (i) number and class of shares into which options are exercisable and (ii) exercise price, to give effect to the rollover ratio and preserve the intrinsic value of the option).

Restrictions on Transfer	Management shares and options not transferable for 5 years from the date of the transaction, other than permitted transfers for estate planning purposes to family members and family trusts. Thereafter, transfers to third parties permitted subject to right of first refusal in favor of Buyer and Trimaran funds. Upon an IPO any transfers will be governed by a newly agreed Stockholder Agreement.

Tags/Drags	Customary tag-along rights in favor of management stockholders in the event of material transfers by Trimaran funds (other than to affiliates and other permitted transferees). Management stockholders subject to customary drag along rights in favor of Trimaran funds.

Puts/Calls

Put right in favor of executive in the event that executive is terminated without cause or resigns for good reason (in each case as defined in the employment agreement). Put right at fair market value as determined in good faith by the Board.

Call right in favor of Buyer (or Trimaran funds, if Buyer does not exercise) in the event of any termination of employment of executive for any reason. Call right at lower of (i) cost (i.e.,

per share price in the transaction) or (ii) fair market value as determined in good faith by the Board in the event that executive is terminated for cause or the executive terminates employment without good reason. Call at FMV as determined in good faith by the Board in the event of any other termination of employment.

Put/Call may be satisfied by three year subordinated note at the revolver rate plus 1% and otherwise on customary terms. Payable so long as interest is current on senior debt.

Put obligation subject to Buyer using commercially reasonable efforts to purchase the shares in light of the financial condition, prospects and indebtedness restrictions of Buyer as determined in the reasonable discretion of the Board.

Registration Rights	Customary piggyback rights for management. Trimaran funds to have demand and piggyback registration rights. Trimaran funds to have priority in the event of underwriter cutbacks.

Other	Other customary terms for a transaction of this type.